Exhibit 99.1

BankAtlantic Bancorp Reports Financial Results

For the First Quarter, 2012

FORT LAUDERDALE, Florida – May 1, 2012 — BankAtlantic Bancorp, Inc. (NYSE: BBX) today reported financial results for the quarter ending March 31, 2012.

BankAtlantic Bancorp – Results of Operations

BankAtlantic Bancorp, Inc. (the “Company”) today reported a net loss of ($14.2) million, or ($0.91) per diluted share, for the quarter ended March 31, 2012, versus a net loss of ($22.9) million, or ($1.85) per diluted share, for the quarter ended March 31, 2011.

The Company reported a net loss from continuing operations1 of ($13.2) million, or ($0.84) per diluted share, for the quarter ended March 31, 2012, versus a net loss from continuing operations of ($14.6) million, or ($1.19) per diluted share, for the quarter ended March 31, 2011.

Highlights of the BankAtlantic Operating Segment

BankAtlantic – Results of Operations:

BankAtlantic reported a net loss of ($5.0) million for the quarter ended March 31, 2012, versus a net loss of ($16.4) million for the quarter ended March 31, 2011.

BankAtlantic – Capital:

At March 31, 2012, BankAtlantic’s capital ratios were:

•	Tier 1/Core Capital of 7.72%.

•	Tier 1 Risk-Based Capital of 13.49%.

•	Total Risk-Based Capital of 15.77%.

[1]	See Basis of Financial Statement Presentation on page 4 of this release for further discussion of continuing and discontinued operations of BankAtlantic Bancorp.

BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “BankAtlantic’s March 31, 2012 Tier 1 capital ratio of 7.72% was less than its 8.22% ratio at December 31, 2011 due primarily to growth of $172.6 million in total assets during the first quarter of 2012 as a direct result of an inflow of deposits that we believe are associated with seasonal deposit trends and favorable customer response to the announced BB&T transaction. Total deposits grew $179.6 million during the first quarter of 2012. The funds received from these deposits increased cash balances, which grew $338.8 million during the first quarter of 2012, to $1.1 billion in cash as of March 31, 2012.

“BankAtlantic’s historical capital ratios were:

	12/2006	12/2007	12/2008	12/2009	12/2010	6/2011	12/2011	3/2012
Tier 1/Core	7.55%	6.94%	6.80%	7.58%	6.22%	8.24%	8.22%	7.72%
Tier 1 Risk-Based	10.50%	9.85%	9.80%	10.63%	9.68%	12.38%	12.93%	13.49%
Total Risk-Based	12.08%	11.63%	11.63%	12.56%	11.72%	14.52%	15.15%	15.77%

“BankAtlantic’s regulatory capital requirements increased to 8.0% for Tier 1 and 14.0% for Total Risk-Based as of June 30, 2011. In light of the previously announced pending sale of BankAtlantic to BB&T, we believed it was appropriate to accept our strong inflow of deposits and keep the funds in cash, even though as a result, our Tier 1 capital ratio fell slightly below the regulatory requirement. We do not believe this shortfall creates a significant issue for BankAtlantic; if we did, we would have reduced our balance sheet or brought in additional capital accordingly.

BankAtlantic – Credit:

•

“BankAtlantic’s provision for loan losses in the first quarter of 2012 was $8.5 million versus $27.8 million in the first quarter of 2011, with the reduction reflective of overall improved credit conditions in the loan portfolio.

•	“Net charge-offs of loans totaled $81.7 million in the first quarter of 2012, versus $34.9 million in the first quarter 2011.

-

“As part of the transition of the OTS to the OCC, BankAtlantic was required to begin using OCC regulatory reporting guidelines in the first quarter of 2012. While the previous OTS guidance permitted specific valuation allowances on collateral dependant loans, the OCC guidance requires such specific reserves to be charged off against the related loans. Accordingly, the increase in net charge-offs in the first quarter of 2012 was a result of $66.5 million of established specific reserves (a component of the allowance for loan losses) related to collateral dependent loans being applied directly against the respective loan balances as charge-offs. These specific reserves were reflected in BankAtlantic’s loan provisions during prior periods and did not impact the loan provision or net loss for the first quarter of 2012.

•

“BankAtlantic’s allowance for loan losses was $55.8 million at March 31, 2012 (inclusive of $1.2 million in specific reserves) as compared to $154.2 million at March 31, 2011 (inclusive of $77.2 million in specific reserves).

-	“The decrease in the allowance for loan losses in the first quarter of 2012 was primarily attributable to the $66.5 million reduction of specific reserves as they were used to charge down loans during the first quarter of 2012, as well as lower overall loan balances and improved credit conditions primarily in the commercial real estate, consumer and residential loan portfolios.

•

“Total non-accrual loans declined from $362.6 million at March 31, 2011 to $266.1 million at March 31, 2012, with the decline reflected primarily in the commercial real estate category. Total nonperforming assets declined from $432.3 million at March 31, 2011 to $344.1 million at March 31, 2012. These declines reflect the impact of net charge-offs as discussed above, combined with a slowed migration of new loans to nonperforming status and certain sales of nonperforming assets during the last twelve months.

BankAtlantic Bancorp (Parent Company level):

“As previously announced, on March 13, 2012, BankAtlantic Bancorp and BB&T Corporation entered into an amendment to their November 1, 2011 Stock Purchase Agreement providing for the sale of BankAtlantic to BB&T. Pursuant to the Agreement as amended, BankAtlantic Bancorp will sell BankAtlantic to BB&T and BB&T will assume all of Bancorp’s obligations following the closing with respect to approximately $285 million of outstanding Trust Preferred securities (“TruPs”). Under the amended Agreement, prior to the sale of the Bank, the Bank will distribute to the Company membership interests in two limited liability companies which will hold certain assets currently held by BankAtlantic. See the Form 8-K filed by the Company on March 16, 2012 detailing the terms and conditions of the amended Agreement, the assets to be held by the limited liability companies and the transfer of membership interests in one of these entities to BB&T following its assumption of the TruPs.

“The closing of the transaction with BB&T is subject to the receipt of required regulatory approvals and other customary conditions, and is anticipated to occur in the second quarter of 2012.

“In connection with the closing of the transaction with BB&T, BankAtlantic Bancorp has requested from the Federal Reserve decertification as a savings and loan holding company. Post closing, the Company expects to remain listed on the New York Stock Exchange, and plans to manage the assets it retains after the transaction and engage in a real estate investment and specialty finance business over time as assets are monetized,” concluded Mr. Levan.

BankAtlantic Bancorp’s First Quarter 2012 Supplemental Financials are available at www.BankAtlanticBancorp.com. To view the financial data, access the “Investor Relations” section and click on the “Quarterly Financials” or “Supplemental Financials” navigation links. More complete information relating to BankAtlantic Bancorp and its financial results will be detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which is anticipated to be filed with the Securities and Exchange Commission (the “SEC”) by May 15, 2012 and once filed, will be available to view on the SEC’s website, www.sec.gov, or on BankAtlantic Bancorp’s website, www.BankAtlanticBancorp.com.

Basis of Financial Statement Presentation

As part of the Agreement to sell BankAtlantic to BB&T, the Company will retain certain performing and non-performing loans and tax certificates, real estate owned and related reserves as well as previously written off assets. These net assets (excluding related cash that is anticipated be received by the Company pursuant to the Agreement) were recorded on the balance sheet of BankAtlantic at approximately $516.9 million as of March 31, 2012. Approximately $376.5 million of these net assets will be placed in a special purpose entity (Florida Asset Resolution Group, LLC (“FAR”)). The FAR assets are expected to be monetized over a seven year period with the net proceeds applied 95% for the repayment of BB&T’s preferred interest in FAR and 5% of the net proceeds to the Company. Upon consummation of the transaction, the Company will have a controlling financial interest in FAR, and FAR will therefore be consolidated in the Company’s Consolidated Financial Statements.

As a consequence of the transaction , the Company presented the assets and liabilities anticipated to be transferred to BB&T as “Assets held for sale” and “Liabilities held for sale” in its unaudited Consolidated Statement of Financial Condition as of March 31, 2012. The majority of cash and interest bearing deposits in other banks will transfer to BB&T upon closing of the transaction; however, this cash is not presented as “Assets held for sale” as of March 31, 2012. The assets and liabilities held for sale at March 31, 2012 are included in the Company’s unaudited Consolidated Statement of Financial Condition as of March 31, 2011 based on historical presentation.

Additionally, as a result of the transaction, BankAtlantic’s community banking, investment, capital services and tax certificate components are reflected as “Discontinued Operations” in the Company’s unaudited Consolidated Statement of Operations for all periods presented. The Company will continue to operate BankAtlantic’s commercial lending component resulting in the inclusion of its results of operations in the Company’s unaudited Consolidated Statement of Operations for all periods presented. Certain assets included in the discontinued components will be reflected on Bancorp’s balance sheet subsequent to closing of the transaction (approximately $146.3 million of loans, tax certificates and real estate owned as of March 31, 2012), and certain assets (including a significant amount of earning assets) included in the commercial lending continuing component will be sold to BB&T as part of the sale of BankAtlantic. Additionally, Continuing Operations as reported herein includes all general corporate overhead costs of BankAtlantic. Accordingly, the results of Continuing Operations as presented herein will not be reflective of the ongoing results of Continuing Operations of Bancorp subsequent to the closing of the transaction.

Basis of Financial Statement Presentation – BankAtlantic:

The financial results for the Company’s BankAtlantic Operating Segment, as presented herein and in the referenced supplemental financial information available on the Company’s investor relations website, represent the financial information of the subsidiary financial institution in its entirety for all periods presented. Held for sale and discontinued operations presentation as discussed above are only incorporated at the Consolidated BankAtlantic Bancorp level of presentation, and not at the BankAtlantic operating segment level.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:

BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches and conveniently Located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week and offers extended weekday hours, Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters, as well as retail and business checking accounts. Member FDIC.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

BankAtlantic Bancorp, Inc. Contact Info:

Leo Hinkley, Investor and Corporate Communications Officer: 954- 940-5300

InvestorRelations@BankAtlanticBancorp.com

Sharon Lyn, V.P., Investor and Corporate Communications: 954-940-6383

CorpComm@BankAtlanticBancorp.com

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management.

These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and BankAtlantic and their operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession, decreases in real estate values, and increased unemployment or sustained high unemployment rates on our business generally, BankAtlantic’s regulatory capital ratios, the ability of our borrowers to service their obligations and of our customers to maintain account balances and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact of the economy and real estate market values on our assets and the credit quality of our loans (including those held in the asset workout subsidiary of the Company); the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation relating to overdraft fees and litigation brought by the SEC; risks associated with required capital levels and that failing to comply with regulatory mandates will result in the imposition of additional regulatory requirements and/or fines; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities and our ability to raise capital; and the risks associated with the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance and perceived trends may not be indicative of future results. In addition, this press release contains forward looking statements relating to the agreement to sell BankAtlantic to BB&T that involve a number of risks and uncertainties including, but not limited to, the following: that the transaction between BB&T and BankAtlantic Bancorp may not be completed in the time frame indicated, on anticipated terms, or at all; that BankAtlantic Bancorp’s and/or BankAtlantic’s business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; that regulatory approvals may not be received; that the transaction may not be as advantageous to BankAtlantic Bancorp as expected; that BankAtlantic Bancorp’s shareholders may not realize the anticipated benefits; that BankAtlantic Bancorp’s future business plans may not be realized as anticipated, if at all; that the Company’s Class A Common Stock may not meet the requirements for continued listing on the NYSE; and that the assets retained by BankAtlantic Bancorp or held by the LLC’s may not be monetized at the values currently ascribed to them. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. The Company cautions that the foregoing factors are not exclusive.

BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION—UNAUDITED

(In thousands, except share data)	March 31, 2012	December 31, 2011
ASSETS
Cash and interest bearing deposits in other banks	$1,059,468	770,292
Securities available for sale, at fair value	26	46,435
Tax certificates, net of allowance of $5,344 and $7,488	6,120	46,488
Loans held for sale	62,791	55,601
Loans receivable, net of allowance for loan losses of $7,167 and $129,887	385,817	2,448,203
Accrued interest receivable	3,845	18,432
Real estate owned	84,805	87,174
Investments in unconsolidated companies	10,226	10,106
Office properties and equipment, net	3,263	139,165
Other assets	710	8,221
Assets held for sale	2,229,805	—
Federal Home Loan Bank stock	—	18,308
Real estate held for sale	—	3,898
Goodwill	—	13,081
Prepaid FDIC deposit insurance assessment	—	12,715

Total assets	$3,846,876	3,678,119

LIABILITIES AND (DEFICIT) EQUITY
Liabilities:
Deposits
Interest bearing deposits	$—	2,433,226
Non-interest bearing deposits	—	846,857
Deposits held for sale	3,457,460	—

Total deposits	3,457,460	3,280,083

Subordinated debentures	—	22,000
Junior subordinated debentures	341,082	337,114
Other liabilities	21,137	55,848
Liabilities held for sale	58,759	—

Total liabilities	3,878,438	3,695,045

(Deficit) Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $.01 par value, authorized 25,000,000 shares; issued and outstanding 15,505,564 and 12,319,069 shares	154	154
Class B common stock, $.01 par value, authorized 1,800,000 shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	330,091	329,995
Accumulated deficit	(340,900)	(326,692)
Accumulated other comprehensive loss	(20,909)	(20,385)

Total deficit	(31,562)	(16,926)

Total liabilities and deficit	$3,846,876	3,678,119

BANKATLANTIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except share and per share data)	For the Three Months Ended March 31,
Interest income:	2012	2011

Interest and fees on loans	$8,335	11,802
Interest and dividends on taxable securities	—	36

Total interest income	8,335	11,838
Interest on subordinated debentures	4,167	3,784

Net interest income	4,168	8,054
(Reversal of) provision for loan losses	(765)	7,232

Net interest income after provision for loan losses	4,933	822

Non-interest income:
Income from unconsolidated companies	120	381
Other	412	333

Total non-interest income	532	714

Non-interest expense:
Employee compensation and benefits	5,259	5,523
Occupancy and equipment	2,493	3,463
Advertising and promotion	153	113
Professional fees	6,197	2,128
Impairments (reversals) on loans held for sale	(22)	628
Impairment of real estate owned	2,026	1,688
Other	2,530	2,598

Total non-interest expense	18,636	16,141

Loss from continuing operations before income taxes	(13,171)	(14,605)
Provision for income taxes	1	1

Loss from continuing operations	(13,172)	(14,606)

Loss from discontinued operations	(1,036)	(8,281)
Benefit for income taxes	—	—

Loss from discontinued operations	(1,036)	(8,281)

Net loss	(14,208)	(22,887)
Less: net income attributable to non-controlling interest	—	(295)

Net loss attributable to BankAtlantic Bancorp, Inc.	$(14,208)	(23,182)

Basic loss per share
Continuing operations	$(0.84)	(1.19)
Discontinued operations	(0.07)	(0.66)

Basic loss per share	$(0.91)	(1.85)

Diluted loss per share
Continuing operations	$(0.84)	(1.19)
Discontinued operations	(0.07)	(0.66)

Diluted loss per share	$(0.91)	(1.85)

Basic weighted average number of common shares outstanding	15,659,257	12,544,809

Diluted weighted average number of common and common equivalent shares outstanding	15,659,257	12,544,809

BankAtlantic (Bank Operations Business Segment)

Condensed Statements of Financial Condition (unaudited)

	As of
(in thousands)	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
ASSETS
Cash and interest bearing deposits in other banks	$1,109,006	770,167	673,922	430,544	749,355
Loans receivable, net	2,294,674	2,442,182	2,538,408	2,659,442	2,813,097
Loans held for sale	60,317	51,898	42,620	44,856	44,542
Tax certificates	36,001	46,488	56,268	66,211	77,837
Available for sale securities	40,527	46,420	84,477	316,508	376,034
FHLB stock	18,308	18,308	25,223	31,614	43,557
Goodwill	13,081	13,081	13,081	13,081	13,081
Core deposit intangible asset	—	295	589	884	1,179
Assets held for sale	—	—	—	1,768	36,909
Other assets	249,239	259,707	272,460	266,563	268,975

Total assets	$3,821,153	3,648,546	3,707,048	3,831,471	4,424,566

LIABILITIES AND EQUITY
Deposits
Demand	$924,576	849,256	859,688	887,856	879,820
Savings	435,266	414,906	439,051	447,706	452,533
NOW	1,155,313	1,130,569	1,166,615	1,239,130	1,307,041
Money market	626,454	523,585	449,800	399,195	366,968
Certificates of deposit	320,493	364,166	409,167	454,279	609,538
Deposits held for sale	—	—	—	—	390,432

Total deposits	3,462,102	3,282,482	3,324,321	3,428,166	4,006,332
Advances from FHLB	—	—	—	—	45,000
Short term borrowings	—	—	960	1,020	20,909
Subordinated debentures	22,000	22,000	22,000	22,000	22,000
Liabilities held for sale	—	—	—	—	79
Other liabilities	51,041	52,579	53,700	58,768	60,178

Total liabilities	3,535,143	3,357,061	3,400,981	3,509,954	4,154,498
Equity	286,010	291,485	306,067	321,517	270,068

Total liabilities and equity	$3,821,153	3,648,546	3,707,048	3,831,471	4,424,566

BankAtlantic (Bank Operations Business Segment)

Condensed Statements of Operations (unaudited)

	For the Three Months Ended
(in thousands)	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011

Net interest income	$25,631	27,586	30,133	32,977	34,704
Provision for loan losses	8,456	14,644	17,754	10,195	27,832

Net interest income after provision for loan losses	17,175	12,942	12,379	22,782	6,872

Non-interest income
Service charges on deposits	7,851	9,185	10,165	11,226	12,032
Other service charges and fees	5,938	6,198	6,129	6,886	7,191
Securities activities, net	—	—	6,959	—	(24)
(Loss) gain on sale of Tampa branches	—	(19)	(34)	38,656	—
Other non-interest income	4,130	5,238	2,123	3,306	3,714

Total non-interest income	17,919	20,602	25,342	60,074	22,913

Non-interest expense
Employee compensation and benefits	16,432	16,273	16,612	19,218	18,763
Occupancy and equipment	9,765	10,060	10,019	11,488	12,585
Advertising and business promotion	1,109	1,543	1,511	1,435	1,669
Professional fees	3,437	3,090	7,056	530	2,981
Check losses	217	545	558	663	299
Supplies and postage	644	678	758	879	870
Telecommunication	420	189	386	444	572
Cost associated with debt redemption	—	—	—	1,115	10
Provision for tax certificates	92	14	969	1,021	779
Gains on sales of real estate	(898)	(1,479)	(2,023)	(362)	(278)
Impairment, restructuring and exit activities	1,606	3,339	2,877	7,377	(399)
Other	7,247	7,398	7,193	8,081	8,303

Total non-interest expense	40,071	41,650	45,916	51,889	46,154

(Loss) income from bank operations business segment before income taxes	(4,977)	(8,106)	(8,195)	30,967	(16,369)
(Benefit) provision for income taxes	1	(177)	(122)	—	1
Net (loss) income from bank operations business segment	(4,978)	(7,929)	(8,073)	30,967	(16,370)

Less: net income attributable to noncontrolling interest		(5)	254	(290)	(295)

Net (loss) income attributable to BankAtlantic	$(4,978)	(7,934)	(7,819)	30,677	(16,665)